Exhibit 8.2

Morgan, Lewis & Bockius LLP

101 Park Ave

New York, NY 10178

www.morganlewis.com

June 30, 2021

Rexnord Corporation

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We have acted as counsel to Rexnord Corporation, a Delaware corporation (“Rexnord”), in connection with the Reorganization, Distributions, Merger and related transactions (together, the “Transactions”) described in Registration Statement on Form S-4, file No. 333-255982, originally filed with the Securities and Exchange Commission on May 10, 2021, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

In providing our opinion, we have examined the Registration Statement, including the Joint Proxy Statement/Prospectus-Information Statement included therein; the Agreement and Plan of Merger dated as of February 15, 2021 (the “Merger Agreement”), by and among Rexnord, Land Newco, Inc., a Delaware corporation and wholly owned indirect subsidiary of Rexnord (“Land”), Regal Beloit Corporation, a Wisconsin corporation (“Regal”), and Phoenix 2021, Inc., a Delaware corporation and wholly owned subsidiary of Regal (“Merger Sub”); the Separation and Distribution Agreement dated as of February 15, 2021 (the “Separation Agreement”), by and among Rexnord, Land and Regal; the Tax Matters Agreement dated as of February 15, 2021 (the “Tax Matters Agreement” and together with the Merger Agreement and the Separation Agreement, the “Transaction Documents”), by and among Rexnord, Land and Regal; and such other documents as we have deemed necessary or appropriate for purposes of rendering our opinion. In addition, we have assumed without independent verification that (i) the Transactions will be consummated in accordance with the provisions of the Transaction Documents and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party and all parties to the Transaction Documents will act in accordance with the requirements and provisions set forth therein), (ii) the statements concerning the Transactions and the parties thereto set forth in the Transaction Documents are true, complete and correct, and the Registration Statement is true, complete and correct, and (iii) Regal, Rexnord and Land, and their respective subsidiaries and shareholders will treat the Transactions for United States federal income tax purposes in a manner consistent with the Transaction Documents. If any of the above described assumptions are untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Transaction Documents and the Registration Statement, our opinion as expressed below may be adversely affected.

June 30, 2021

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we confirm that the statements in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Transactions – Material Tax Consequences of the Reorganization and the Distribution – Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders of Rexnord Common Stock,” “– Material U.S. Federal Income Tax Consequences of the Reorganization and the Distributions to Rexnord” and “Material U.S. Federal Income Tax Consequences of the Transactions – Material Tax Consequences of the Merger and the Regal Special Dividend – Material U.S. Federal Income Tax Consequences to U.S. Holders of Land Common Stock,” “– Material U.S. Federal Income Tax Consequences to Land,” and “Material Tax Consequences of the Ownership and Disposition of Regal Common Stock,” subject to the limitations and qualifications described therein, insofar as they relate to matters of United States federal income tax law, constitute our opinion of the material United States federal income tax consequences of the Transactions.

No opinion is expressed as to any matter not discussed herein.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events.

This opinion is furnished to you in connection with the preparation and filing of the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP